EXHIBIT 11

                                  LYCOS, INC.
                     COMPUTATION OF NET LOSS PER SHARE (1)

                                               Three Months Ended            Nine Months Ended
                                                   April 30,                     April 30,
                                               1997          1996           1997           1996
                                          -------------  -------------  -------------  -------------
Common stock, beginning of period           13,792,896     10,526,316     13,792,896     10,000,000

Weighted average common shares issued
 during the period                               3,724        977,454          1,214        332,559

Shares relating to SAB No. 83(2)                              560,640                     1,086,956

Treasury stock buyback (2)                                    (91,313)                      (91,313)
                                          -------------  -------------  -------------  -------------
                                            13,796,620     11,973,097     13,794,110     11,328,202
                                          =============  =============  =============  =============

Net loss                                  $ (1,272,782)  $ (1,588,374)  $ (6,043,839)  $ (2,881,840)

Primary net loss per share                $      (0.09)  $      (0.13)  $      (0.44)  $      (0.25)
                                          =============  =============  =============  =============

(1) Fully diluted net loss per share has not been separately presented, as the amounts would not be materially different from primary net loss per share.

(2) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), issuances of Common Stock equivalents (common stock and stock options) during the twelve months immediately preceeding the initial filing of the registration statement relating to the Company's initial public offering have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.